Exhibit 10.1

                            Summary of Retention Plan


         In January 2001, the Company adopted a retention plan. The plan provides for a cash payment to each participant, within five business days after each of June 30, 2001, December 31, 2001 and June 30, 2002, if such participant remains employed by the Company on the applicable date (i.e. June 30, 2001, December 31, 2001 and June 30, 2002). The amount of each payment equals 25% of such participant's base salary at the beginning of 2001.

         Participants in the plan include Thomas H. Fraser (whose base salary is $275,000) and E. Michael Egan (whose base salary is $220,000).